Exhibit 11 -- Statement Re: Computation of Per-Share Earnings

                                                          Three months ended
                                                             November 30,
                                                          1997         1996
                                                        ---------    ---------
Primary

   Average shares outstanding                           1,606,283    1,571,170
   Net effect of dilutive stock options -
     based on the treasury stock method
     using average market price                           137,434      147,728
                                                        ---------    ---------
   Total                                                1,743,717    1,718,898
                                                        =========    =========
   Net income                                            $209,408     $195,817
                                                        =========    =========
   Per-share amount                                         $0.12        $0.11
                                                            =====        =====
Fully Diluted

   Average shares outstanding                           1,606,283    1,571,170
   Net effect of dilutive stock options -
     based on the treasury stock method
     using the quarter end market price, if
     Higher than average market price                     137,434      147,728
                                                        ---------    ---------
   Total                                                1,743,717    1,718,898
                                                        =========    =========
   Net income                                            $209,408     $195,817
                                                        =========    =========
   Per-share amount                                         $0.12        $0.11
                                                            =====        =====